EXHIBIT 12.1

                               DEX MEDIA EAST LLC
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                               DEX MEDIA                       DEX MEDIA
                                                                               EAST LLC                        EAST LLC
                                           DEX EAST HISTORICAL                 PRO FORMA  DEX EAST HISTORICAL  PRO FORMA
                              --------------------------------------------   -----------  ------------------- ------------
                                                                                                                 NINE
                                                                                                                MONTHS
                                                                              YEAR ENDED                         ENDED
                                                                               DECEMBER    NINE MONTHS ENDED   SEPTEMBER
                                         YEAR ENDED DECEMBER 31,                 31,         SEPTEMBER 30,        30,
                              --------------------------------------------   -----------  ------------------- ------------

(DOLLARS IN MILLIONS)          1997      1998      1999      2000      2001      2001        2001      2002       2002
---------------------          ----      ----      ----      ----      ----      ----        ----      ----       ----
Income before income taxes     $218      $247      $144      $221      $269      $ 48        $203      $238       $ 62
Interest expense                  1         1       127       124       114       211          86        73        158
Interest factor on
rentals(a)                        3         3         3         3         3         3           2         2          2
                               ----      ----      ----      ----      ----      ----        ----      ----       ----
Earnings available for
fixed charges                  $222      $251      $274      $348      $386      $262        $291      $313       $222
                               ====      ====      ====      ====      ====      ====        ====      ====       ====

Interest expense               $  1      $  1      $127      $124      $114      $211        $ 86      $ 73       $158
Interest factor on
rentals(a)                        3         3         3         3         3         3           2         2          2
                               ----      ----      ----      ----      ----      ----        ----      ----       ----
Fixed charges                  $  4      $  4      $130      $127      $117      $214        $ 88      $ 75       $160
                               ====      ====      ====      ====      ====      ====        ====      ====       ====
Ratio of earnings to fixed
      charges                  55.5x     62.8x     2.1x      2.7x      3.3x      1.2x        3.3x      4.2x       1.4x
--------------------------------------------------------------------------------------------------------------------------


The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations and fixed charges include interest, whether expensed or capitalized, and an estimate of interest within rental expense.

(a) The Company uses one-third of rental expense as an estimation of the interest factor on its rental expense.